EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Current Report on Form 8-K/A of Cash America International, Inc. of our report dated February 27, 2004 related to the financial statements of Camco, Inc. dba SuperPawn as of and for the year ended December 31, 2003, appearing in this Current Report on Form 8-K/A.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

February 23, 2005